Exhibit 99.1

Moved on Business Wire
May 26, 2021

DXC Technology Reports Fourth Quarter and Fiscal Year 2021 Results

•Fourth quarter revenues of $4.385 billion

•Diluted EPS was $(3.14) and non-GAAP diluted EPS was $0.74 in Q4 FY21

•Bookings of $4.7 billion and book-to-bill ratio of 1.08x in Q4 FY21

•Revenue, margin and non-GAAP EPS exceeded our guidance range

•Paid down debt of $724 million in Q4 FY21, further strengthening the balance sheet

TYSONS, Va., May 26, 2021 – DXC Technology (NYSE: DXC) today reported results for the fourth quarter and fiscal year 2021.

“I am pleased to report a solid fourth quarter as the leadership team continues to execute on our transformation journey. Our results clearly indicate that we are winning in the marketplace, which in turn is driving improved sequential revenue and adjusted EBIT margin performance,” said Mike Salvino, DXC president and chief executive officer. “I would like to thank the entire DXC team for their continued strong execution. Our FY22 and longer-term expectations reflect continuing solid business momentum and our confidence that we are building a people and customer focused organization that will compete and win in the IT services industry.” Mr. Salvino continued, “As the world is witnessing the ongoing impact of Covid-19, our focus continues to be on our people, particularly in the more severely impacted areas including India and the Philippines. The dedication and perseverance on display by our team is a source of the great pride I have as our people continue to take care of themselves, each other, their families, and deliver for our customers.”

Financial Highlights(1)	Q1 FY21	Q2 FY21	Q3 FY21	Q4 FY21	FY21
Revenue	$4,502	$4,554	$4,288	$4,385	$17,729
YoY Reported Revenue Growth	(7.9)%	(6.1)%	(14.6)%	(8.9)%	(9.4)%
YoY Organic Revenue Growth (2)	(11.0)%	(9.8)%	(10.5)%	(7.0)%	(9.6)%
Sequential Revenue Growth	(6.5)%	1.2%	(5.8)%	2.3%	N/A
Sequential Organic Revenue Growth (2)	(6.8)%	(2.4)%	1.7%	0.4%	N/A

Net Income	$(199)	$(246)	$1,103	$(804)	$(146)

EBIT	$(142)	$(235)	$2,032	$(738)	$917
EBIT Margin %	(3.2)%	(5.2)%	47.4%	(16.8)%	5.2%

Adjusted EBIT (3)	$190	$283	$300	$329	$1,102
Adjusted EBIT Margin %	4.2%	6.2%	7.0%	7.5%	6.2%

Earnings Per Share (Diluted)	$(0.81)	$(0.96)	$4.29	$(3.14)	$(0.59)

Non-GAAP EPS (Diluted) (3)	$0.21	$0.64	$0.84	$0.74	$2.43

Book-to-Bill	1.18x	1.08x	1.13x	1.08x	1.12x
(1) In millions, except per-share amounts
(2) Reconciliation of reported revenue growth to organic revenue growth, and of sequential revenue growth to sequential organic revenue growth, provided in Non-GAAP Results.
(3) Reconciliation of GAAP to Non-GAAP measures provided in Non-GAAP Results.

Financial Highlights - Fourth Quarter of Fiscal Year 2021

Revenue was $4.385 billion, down 8.9% as compared to prior year, and down 7.0% on an organic basis. Fourth quarter revenues exceeded the Company’s previous revenue guidance range. Revenues increased 2.3% as compared to the third quarter of fiscal year 2021 and were up 0.4% on a sequential organic basis. This represents the third sequential quarter of organic revenue stabilization for DXC, and management anticipates this trend to continue into fiscal year 2022.

Net loss and EBIT included a $517 million pension and other post-employment benefits mark-to-market actuarial and settlement loss, asset impairment charges of $190 million, amortization of intangibles of $116 million, restructuring charges of $110 million, transaction, separation and integration cost of $51 million, loss on disposition of $42 million and a $41 million debt extinguishment charge resulting in EBIT margin of (16.8)% in the fourth quarter of fiscal 2021. Excluding these items, adjusted EBIT margin was 7.5% in the fourth quarter, an improvement of 50 basis points from the third quarter of fiscal year 2021. Fourth quarter adjusted EBIT margin came in above our guidance range.

Diluted earnings per share was $(3.14) and non-GAAP diluted earnings per share was $0.74 in the fourth quarter of fiscal year 2021, above our guidance range.

Book-to-bill for the quarter was 1.08x, underscoring the Company’s continued focus on customers and our people, which in turn is driving ongoing success in the market. This represents the fourth straight quarter that the Company has delivered a book-to-bill of over 1.0x. The Company expects the new business momentum to continue in FY22.

Financial Information by Segment

Global Business Services ("GBS")(1)	Q1 FY21	Q2 FY21	Q3 FY21	Q4 FY21	FY21
Revenue	$2,174	$2,242	$1,921	$1,999	$8,336
YoY Reported Revenue Growth	0.7%	(1.9)%	(18.6)%	(13.4)%	(8.5)%
YoY Organic Revenue Growth (2)	(8.5)%	(7.0)%	(7.0)%	(4.0)%	(6.6)%
Sequential Revenue Growth	(5.8)%	3.1%	(14.3)%	4.1%	N/A
Sequential Organic Revenue Growth (2)	(7.6)%	(0.2)%	2.1%	2.0%	N/A

Segment Profit	$215	$317	$273	$315	$1,120
Segment Profit Margin	9.9%	14.1%	14.2%	15.8%	13.4%

Book-to-Bill	1.62x	1.09x	1.35x	1.20x	1.32x
(1) In millions.
(2) Reconciliation of reported revenue growth to organic revenue growth, and of sequential revenue growth to sequential organic revenue growth, provided in Non-GAAP Results.

GBS segment revenue was $1.999 billion in the fourth quarter of fiscal year 2021, down 13.4% compared to prior year, and down 4.0% on an organic basis. On a sequential basis, GBS revenues increased 4.1% and on an organic basis, increased 2.0%, driven by growth in Analytics and Engineering, Applications and Business Process Solutions ("BPS"). GBS Segment profit was $315 million and segment profit margin was 15.8%, up 160 bps as compared to the third quarter of fiscal year 2021. GBS bookings for the quarter were $2.4 billion for a book-to-bill of 1.20x.

Global Infrastructure Services ("GIS")(1)	Q1 FY21	Q2 FY21	Q3 FY21	Q4 FY21	FY21
Revenue	$2,328	$2,312	$2,367	$2,386	$9,393
YoY Reported Revenue Growth	(14.8)%	(9.9)%	(11.1)%	(4.8)%	(10.3)%
YoY Organic Revenue Growth (2)	(12.7)%	(11.9)%	(13.1)%	(9.3)%	(11.8)%
Sequential Revenue Growth	(7.1)%	(0.7)%	2.4%	0.8%	N/A
Sequential Organic Revenue Growth (2)	(6.2)%	(4.1)%	1.3%	(0.9)%	N/A

Segment Profit	$23	$36	$88	$98	$245
Segment Profit Margin	1.0%	1.6%	3.7%	4.1%	2.6%

Book-to-Bill	0.77x	1.07x	0.95x	0.98x	0.94x
(1) In millions.
(2) Reconciliation of reported revenue growth to organic revenue growth, and of sequential revenue growth to sequential organic revenue growth, provided in Non-GAAP Results.

GIS Segment revenue was $2.386 billion in the fourth quarter of 2021, down 4.8% compared to prior year, and down 9.3% on an organic basis. On a sequential basis, GIS revenues increased 0.8% and decreased 0.9% on an organic basis, driven by low-single digit revenue growth in IT Outsourcing, offset by declines in Cloud and Security and Modern Workplace. GIS segment profit was $98 million with a segment profit margin of 4.1%, a 40 basis points segment margin expansion as compared to third quarter of fiscal year 2021. GIS bookings were $2.3 billion in the quarter for a book-to-bill of 0.98x.

Enterprise Technology Stack Highlights

The components of the Enterprise Technology Stack are as follows:

Offerings Revenues(1)	Q1 FY21	Q2 FY21	Q3 FY21	Q4 FY21	FY21
Stack Revenues
Analytics and Engineering	$412	$440	$465	$478	$1,795
Applications	1,207	1,214	1,263	1,318	5,002
Cloud and Security	460	491	522	524	1,997
IT Outsourcing	1,187	1,169	1,163	1,198	4,717
Subtotal	3,266	3,314	3,413	3,518	13,511
Businesses Beginning Transformation
Modern Workplace and BPS	792	776	808	795	3,171
Held for Sale/Disposed Businesses
Revenues	444	464	67	72	1,047
Total Revenues	$4,502	$4,554	$4,288	$4,385	$17,729
(1) In millions.

Cash Flow

Cash Flow Update(1)	Q1 FY21	Q2 FY21	Q3 FY21	Q4 FY21	FY21
Cash Flow from (used in) Operations	$119	$472	$(187)	$(280)	$124
Less Capital Expenditures:
Purchase of property & equipment	(95)	(61)	(59)	(46)	(261)
Transition and transformation contract costs	(82)	(54)	(53)	(72)	(261)
Software purchased or developed	(48)	(54)	(107)	(45)	(254)
Free Cash Flow	$(106)	$303	$(406)	$(443)	$(652)
(1) In millions.

Cash flow used in operations was $280 million in the fourth quarter of fiscal year 2021, and capital expenditures were $163 million, resulting in free cash flow (cash flow used in operations less capital expenditures) of $(443) million. Cash flow in the fourth quarter was impacted by the payment of taxes related to disposed businesses of $531 million. In fiscal year 2021, cash flow was reduced by the $531 million payment of taxes for the disposed businesses, $500 million normalization of payments to our partners and vendors, and $323 million related to the unwinding of the securitization of receivables and purchase of software license in connection with the sale of the U.S. State & Local Health and Human Services business. The aforementioned payments in fiscal year 2021 are not expected to reoccur.

Guidance

The Company's guidance for the first quarter and full fiscal year 2022 is as follows:

Fiscal Year Guidance (1)	Q1 FY22 Guidance	FY22 Outlook
Revenues	$4.08 to $4.13B	$16.6 to $16.8B
Organic Revenue Growth YoY	(2)% - (4)%	(1)% - (2)%
Adjusted EBIT Margin	7.4% - 7.8%	8.2% - 8.7%
Net Interest Cost	~$50 million	~$200 million
Adjusted Diluted EPS	$0.72 - $0.76	$3.45 - $3.65
Restructuring and TSI		~$550 million
Free Cash Flow		$500 million
Adjusted Effective Tax Rate	~28%	~28%

(1) DXC does not provide a reconciliation of non-GAAP measures that it discusses as part of its guidance because certain significant information required for such reconciliation is not available without unreasonable efforts or at all, including, most notably, the impact of significant non-recurring items. Without this information, DXC does not believe that a reconciliation would be meaningful.

The Company's longer-term guidance(1):

•Positive organic revenue growth of 1% to 3% for fiscal year 2024
•Adjusted EBIT margin of 10% to 11% in fiscal year 2024
•Adjusted diluted EPS of $5.00 to $5.25 in fiscal year 2024
•Free cash flow of approximately $1.5 billion in fiscal year 2024
•Restructuring and TSI of approximately $100 million in fiscal year 2024

Ken Sharp, chief financial officer, commented: “We made continued progress in strengthening our balance sheet, retiring $0.7 billion of debt in the fourth quarter, bringing our total debt retirement to $6.5 billion in the last nine months. These actions clearly demonstrate our ongoing commitment to an investment grade credit rating. Once we achieve our targeted debt levels, and have improved our free cash flow generation, we will balance our capital deployment activity and resume returning cash to our shareholders. Our FY22 and longer-term guidance demonstrates the continued momentum in our business, the confidence we have in our people, and the execution of our strategy.”

Earnings Conference Call and Webcast

DXC Technology senior management will host a conference call and webcast to discuss these results on May 26, 2021, at 5:00 p.m. EDT. The dial-in number for domestic callers is +1 (833) 979-2847. Callers who reside outside of the United States should dial +1 (236) 714-2943. The passcode for all participants is 5488532. The webcast audio and any presentation slides will be available on DXC Technology’s Investor Relations website.

A replay of the conference call will be available from approximately two hours after the conclusion of the call until 06/02/2021 23:59 ET. Phone number for the replay is +1 (800) 585-8367 or +1 (416) 621-4642. The replay passcode is 5488532.

About DXC Technology
DXC Technology (NYSE: DXC) helps global companies run their mission critical systems and operations while modernizing IT, optimizing data architectures, and ensuring security and scalability across public, private and hybrid clouds. With decades of driving innovation, the world’s largest companies trust DXC to provide services across the Enterprise Technology Stack to deliver new levels of performance, competitiveness and customer experiences. Learn more about the DXC story and our focus on people, customers and operational execution at www.dxc.technology.

Forward-Looking Statements
All statements in this press release that do not directly and exclusively relate to historical facts constitute “forward-looking statements.” These statements represent current expectations and beliefs, and no assurance can be given that the results described in such statements will be achieved. Such statements are subject to numerous assumptions, risks, uncertainties and other factors that could cause actual results to differ materially from those described in such statements, many of which are outside of our control including the uncertainty of the magnitude, duration, geographic reach of the COVID-19 crisis, its impact on the global economy, and the impact of current and potential travel restrictions, stay-at-home orders, and economic restrictions implemented to address the crisis; the effects of macroeconomic and geopolitical trends and events; our inability to succeed in our strategic objectives; our inability to succeed in our strategic transactions; the risk of liability or damage to our reputation resulting from security breaches, cyber-attacks or disclosure of sensitive data or failure to comply with data protection laws and regulations, including the ransomware attack experienced by our subsidiary, Xchanging; the development and transition of new products and services and the enhancement of existing products and services to meet customer needs, respond to emerging technological trends and maintain and grow our customer relationships over time; the risks associated with our international operations; our credit rating and ability to manage working capital, refinance and raise additional capital for future needs; the competitive pressures faced by our business; our inability to accurately estimate the cost of services, and the completion timeline, of contracts; execution risks by us and our suppliers, customers, and partners; our inability to retain and hire key personnel and maintain relationships with key partners; our inability to comply with governmental regulations or the adoption of new laws or regulations; our inability to achieve the expected benefits of our restructuring plans; inadvertent infringement of third-party intellectual property rights or our inability to protect our own intellectual property assets; our inability to remediate any material weakness and maintain effective internal control over financial reporting; potential losses due to asset impairment charges; our inability to pay dividends or repurchase shares of our common stock in accordance with our announced intent; pending investigations, claims and disputes and any adverse impact on our profitability and liquidity; disruptions in the credit markets, including disruptions that reduce our customers' access to credit and increase the costs to our customers of obtaining credit; our failure to bid on projects effectively; financial difficulties of our customers and our inability to collect receivables; our inability to maintain and grow our customer relationships over time and to comply with customer contracts or government contracting regulations or requirements; changes in tax laws and any adverse impact on our effective tax rate; and the other factors described in the section titled “Risk Factors” in DXC's Annual Report on Form 10-K for the year ended March 31, 2020, its Quarterly Reports on Form 10-Q for the quarters ended June 30, 2020, September 30, 2020, December 31, 2020 and any updating information in subsequent SEC filings, including DXC's upcoming Form 10-K for the fiscal year ended March 31, 2021. No assurance can be given that any goal or plan set forth in any forward-looking statement can or will be achieved, and readers are cautioned not to place undue reliance on such statements which speak only as of the date they are made. We do not undertake any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events except as required by law.

About Non-GAAP Measures
In an effort to provide investors with supplemental financial information, in addition to the preliminary and unaudited financial information presented on a GAAP basis, we have also disclosed in this press release preliminary non-GAAP information including: earnings before interest and taxes ("EBIT"), EBIT margin, adjusted EBIT, adjusted EBIT margin, non-GAAP income before income taxes, non-GAAP net income, non-GAAP EPS, organic revenues, and free cash flow.

We believe EBIT, adjusted EBIT, non-GAAP income before income taxes, non-GAAP net income and non-GAAP EPS provide investors with useful supplemental information about our operating performance after excluding certain categories of expenses.

We believe organic revenues provides investors with useful supplemental information about our revenues after excluding the effect of currency exchange rate fluctuations for currencies other than U.S. dollars and the effects of acquisitions and divestitures in the periods presented. See below for a description of the methodology we use to present organic revenues.

One category of expenses excluded from adjusted EBIT, non-GAAP income from continuing operations before tax, non-GAAP net income and non-GAAP EPS, incremental amortization of intangible assets acquired through business combinations, may result in a significant difference in period over period amortization expense on a GAAP basis. We exclude amortization of certain acquired intangible assets as these non-cash amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. Although DXC management excludes amortization of acquired intangible assets primarily customer-related intangible assets, from its non-GAAP expenses, we believe that it is important for investors to understand that such intangible assets were recorded as part of purchase accounting and support revenue generation. Any future transactions may result in a change to the acquired intangible asset balances and associated amortization expense.

Another category of expenses excluded from adjusted EBIT, non-GAAP income from continuing operations before tax, non-GAAP net income and non-GAAP EPS, impairment losses, may result in a significant difference in period over period expense on a GAAP basis. We exclude impairment losses as these non-cash amounts, generally an acceleration of what would be multiple periods of expense and do not expect to occur frequently. Further assets such as goodwill may be significantly impacted by market conditions outside of management’s control.

There are limitations to the use of the non-GAAP financial measures presented in this report. One of the limitations is that they do not reflect complete financial results. We compensate for this limitation by providing a reconciliation between our non-GAAP financial measures and the respective most directly comparable financial measure calculated and presented in accordance with GAAP. Additionally, other companies, including companies in our industry, may calculate non-GAAP financial measures differently than we do, limiting the usefulness of those measures for comparative purposes between companies.

Selected references are made to revenues on an “organic basis” so that certain financial results can be viewed without the impact of fluctuations in foreign currency rates and without the impacts of acquisitions and divestitures from “organic basis” financial results, thereby providing comparisons of operating performance from period to period of the business that we have owned during all periods presented. Revenues on an “organic basis” are non-GAAP financial measures calculated by translating current period activity into U.S. dollars using the comparable prior period’s currency conversion rates. This approach is used for all results where the functional currency is not the U.S. dollar.

# # #

Contact:
Richard Adamonis, Corporate Media Relations, +1-862-228-3481, radamonis@dxc.com
John Sweeney, CFA, Vice President, Investor Relations, +1-980-315-3665, john.sweeney@dxc.com

Condensed Consolidated Statements of Operations
(preliminary and unaudited)

	Three Months Ended		Twelve Months Ended
(in millions, except per-share amounts)	March 31, 2021	March 31, 2020	March 31, 2021	March 31, 2020

Revenues	$4,385	$4,815	$17,729	$19,577

Costs of services	3,561	3,773	14,086	14,901
Selling, general and administrative	471	536	2,066	2,050
Depreciation and amortization	478	526	1,970	1,942
Goodwill impairment losses	—	3,854	—	6,794
Restructuring costs	110	4	551	252
Interest expense	77	95	361	383
Interest income	(22)	(35)	(98)	(165)
Debt extinguishment costs	41	—	41	—
Loss (gain) on disposition of businesses	42	—	(2,004)	—
Gain on arbitration award	—	—	—	(632)
Other expense (income), net	420	(376)	102	(720)
Total costs and expenses	5,178	8,377	17,075	24,805

(Loss) income before income taxes	(793)	(3,562)	654	(5,228)
Income tax expense (benefit)	11	(61)	800	130
Net loss	(804)	(3,501)	(146)	(5,358)
Less: net (loss) income attributable to non-controlling interest, net of tax	(6)	(6)	3	11
Net loss attributable to DXC common stockholders	$(798)	$(3,495)	$(149)	$(5,369)

Loss per common share:
Basic	$(3.14)	$(13.79)	$(0.59)	$(20.76)
Diluted	$(3.14)	$(13.79)	$(0.59)	$(20.76)

Cash dividend per common share	$—	$0.21	$—	$0.84

Weighted average common shares outstanding for:
Basic EPS	254.49	253.51	254.14	258.57
Diluted EPS	254.49	253.51	254.14	258.57

Selected Consolidated Balance Sheet Data
(preliminary and unaudited)

	As of
(in millions)	March 31, 2021	March 31, 2020
Assets
Cash and cash equivalents	$2,968	$3,679
Receivables, net	4,156	4,392
Prepaid expenses	567	646
Other current assets	357	270
Assets held for sale	160	—
Total current assets	8,208	8,987

Intangible assets, net	4,043	5,731
Operating right-of-use assets, net	1,366	1,428
Goodwill	641	2,017
Deferred income taxes, net	289	265
Property and equipment, net	2,946	3,547
Other assets	4,192	4,031
Assets held for sale - non-current	353	—
Total Assets	$22,038	$26,006

Liabilities
Short-term debt and current maturities of long-term debt	$1,167	$1,276
Accounts payable	914	1,598
Accrued payroll and related costs	698	630
Current operating lease liabilities	418	482
Accrued expenses and other current liabilities	3,358	2,801
Deferred revenue and advance contract payments	1,079	1,021
Income taxes payable	398	87
Liabilities related to assets held for sale	118	—
Total current liabilities	8,150	7,895

Long-term debt, net of current maturities	4,345	8,672
Non-current deferred revenue	622	735
Non-current operating lease liabilities	1,038	1,063
Non-current pension obligations	793	761
Non-current income tax liabilities and deferred tax liabilities	854	1,157
Other long-term liabilities	908	594
Liabilities related to assets held for sale - non-current	20	—
Total Liabilities	16,730	20,877

Total Equity	5,308	5,129

Total Liabilities and Equity	$22,038	$26,006

Condensed Consolidated Statements of Cash Flows
(preliminary and unaudited)

	Twelve Months Ended
(in millions)	March 31, 2021	March 31, 2020
Cash flows from operating activities:
Net (loss) income	$(146)	$(5,358)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	1,988	1,960
Goodwill impairment losses	—	6,794
Operating right-of-use expense	616	698
Pension & other post-employment benefits, actuarial & settlement losses (gains)	519	(244)
Share-based compensation	56	68
Deferred taxes	(403)	(56)
(Gain) loss on dispositions	(1,983)	1
Provision for losses on accounts receivable	53	3
Unrealized foreign currency exchange (gains) losses	(36)	24
Impairment losses and contract write-offs	275	30
Debt extinguishment costs	41	—
Amortization of debt issuance costs and discount (premium)	3	(4)
Cash surrender value in excess of premiums paid	(3)	(12)
Other non-cash charges, net	1	—
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Decrease (increase) in receivables	257	269
Increase in prepaid expenses and other current assets	(299)	(229)
Decrease in accounts payable and accruals	(527)	(565)
Increase (decrease) in income taxes payable and income tax liability	434	(197)
Decrease in operating lease liability	(616)	(698)
Decrease in advance contract payments and deferred revenue	(66)	(146)
Other operating activities, net	(40)	12
Net cash provided by operating activities	124	2,350

Cash flows from investing activities:
Purchases of property and equipment	(261)	(350)
Payments for transition and transformation contract costs	(261)	(281)
Software purchased and developed	(254)	(235)
Proceeds (payments) for acquisitions, net of cash acquired	184	(1,997)
Business dispositions	4,947	—
Cash collections related to deferred purchase price receivable	159	671
Proceeds from sale of assets	164	73
Short-term investing	—	(75)
Proceeds from short-term investing	—	38
Other investing activities, net	(13)	19
Net cash provided by (used in) investing activities	4,665	(2,137)

Cash flows from financing activities:
Borrowings of commercial paper	1,486	4,939
Repayments of commercial paper	(1,852)	(5,076)
Borrowings under lines of credit	2,500	1,500
Repayment of borrowings under lines of credit	(4,000)	—
Borrowings on long-term debt	—	2,198
Principal payments on long-term debt	(3,552)	(1,039)
Payments on finance leases and borrowings for asset financing	(930)	(865)
Proceeds from bond issuance	993	—
Proceeds from stock options and other common stock transactions	1	11
Taxes paid related to net share settlements of share-based compensation awards	(7)	(16)
Repurchase of common stock and advance payment for accelerated share repurchase	—	(736)
Dividend payments	(53)	(214)
Payments for debt extinguishment costs	(41)	—
Other financing activities, net	(21)	(45)
Net cash (used in) provided by financing activities	(5,476)	657

Effect of exchange rate changes on cash and cash equivalents	39	(90)
Net (decrease) increase in cash and cash equivalents including cash classified within current assets held for sale	(648)	780
Less: cash classified within current assets held for sale	(63)	—
Net (decrease) increase in cash and cash equivalents	(711)	780
Cash and cash equivalents at beginning of year	3,679	2,899
Cash and cash equivalents at end of year	$2,968	$3,679

Segment Profit

We define segment profit as segment revenues less costs of services, segment selling, general and administrative, depreciation and amortization, and other income (excluding the movement in foreign currency exchange rates on our foreign currency denominated assets and liabilities and the related economic hedges). The Company does not allocate to its segments certain operating expenses managed at the corporate level. These unallocated costs include certain corporate function costs, stock-based compensation expense, pension and other post-retirement benefits (“OPEB”) actuarial and settlement gains and losses, restructuring costs, transaction, separation and integration-related costs, and amortization of acquired intangible assets.

	Three Months Ended		Twelve Months Ended
(in millions)	March 31, 2021	March 31, 2020	March 31, 2021	March 31, 2020
Profit
GBS profit	$315	$223	$1,120	$1,301
GIS profit	98	192	245	1,007
All other loss	(84)	(63)	(263)	(247)
Interest income	22	35	98	165
Interest expense	(77)	(95)	(361)	(383)
Restructuring costs	(110)	(4)	(551)	(252)
Transaction, separation and integration-related costs	(51)	(92)	(358)	(318)
Amortization of acquired intangible assets	(116)	(148)	(530)	(583)
(Loss) gain on dispositions	(42)	—	2,004	—
Pension and OPEB actuarial and settlement (losses) gains	(517)	244	(519)	244
Debt extinguishment costs	(41)	—	(41)	—
Impairment losses	(190)	(3,854)	(190)	(6,794)
Gain on arbitration award	—	—	—	632
(Loss) income before income taxes	$(793)	$(3,562)	$654	$(5,228)

Segment profit margins
GBS	15.8%	9.7%	13.4%	14.3%
GIS	4.1%	7.7%	2.6%	9.6%

Reconciliation of Non-GAAP Financial Measures

Our non-GAAP adjustments include:
•Restructuring costs – includes costs, net of reversals, related to workforce and real estate optimization and other similar charges.
•Transaction, separation and integration-related (“TSI”) costs – includes costs related to integration, planning, financing and advisory fees and other similar charges associated with mergers, acquisitions, strategic investments, joint ventures, and dispositions and other similar transactions.(1)
•Amortization of acquired intangible assets – includes amortization of intangible assets acquired through business combinations.
•Gains and losses on dispositions – gains and losses related to dispositions of businesses, strategic assets and interests in less than wholly-owned entities.(2)
•Pension and OPEB actuarial and settlement gains and losses – pension and OPEB actuarial mark to market adjustments and settlement gains and losses.
•Debt extinguishment costs – costs associated with early retirement, redemption, repayment or repurchase of debt and debt-like items including any breakage, make-whole premium, prepayment penalty or similar costs as well as solicitation and other legal and advisory expenses.(3)
•Impairment losses – impairment losses on assets classified as long-term on the balance sheet.(4)
•Gain on arbitration award – reflects a gain related to the HPES merger arbitration award.
•Tax adjustments – adjustments to impair tax assets, merger and divestiture related tax matters, restructuring charges and income tax expense of non-GAAP adjustments. Income tax expense of other non-GAAP adjustments is computed by applying the jurisdictional tax rate to the pre-tax adjustments on a jurisdictional basis.(5)

(1) TSI-Related Costs for all periods presented include fees and other internal and external expenses associated with legal, accounting, consulting, due diligence, investment banking advisory, and other services, as well as financing fees, retention incentives, and resolution of transaction related claims in connection with, or resulting from, exploring or executing potential acquisitions, dispositions and strategic investments, whether or not announced or consummated.

The TSI-Related Costs for the fourth quarter of fiscal 2021 include $25 million of costs to execute dispositions (including $2 million for the sale of HHS which closed in October 2020 and $24 million for the sale of the healthcare software business which closed on April 1, 2021); $17 million in expenses related to integration projects resulting from the CSC – HPE ES merger (including costs associated with continuing efforts to separate certain IT systems) and $9 million of costs incurred in connection with activities related to other acquisitions and divestitures.

(2) Gains and losses on dispositions for the fourth quarter fiscal 2021 includes $27 million of adjustments relating to the sale of the HHS business and a $15 million loss on equity securities without readily determinable fair value, which were adjusted to fair value following receipt of a bona fide offer to purchase.

Gains and losses on dispositions for fiscal 2021 includes a $2,014 million gain on sale of the HHS business, a gain of $5 million on sales of other insignificant businesses, and a $15 million loss on equity securities without readily determinable fair value, which were adjusted to fair value following receipt of a bona fide offer to purchase. We expect to close the sale of the equity securities during fiscal 2022.

(3) Debt extinguishment costs adjustments for all periods presented includes $34 million to fully redeem our 4.00% senior notes due fiscal 2024 and $7 million to partially redeem two series of our 4.45% senior notes due fiscal 2023 via tender offer.

(4) Impairment losses for the fourth quarter of fiscal 2021 of $190 million relate to the impairment of undeployable assets, software, and capitalized transition and transformation costs. In fiscal 2020 goodwill was impaired following a sustained decline in market capitalization.

Impairment losses for the fourth quarter of fiscal 2021 were $190 million. This includes $165 million impairment for assets pre-purchased through preferred vendor agreements and determined undeployable, $12 million partial impairment of acquired software, $7 million partial impairment of internally developed software intended for internal use and external sale, and $6 million of capitalized transition and transformation contract costs.

(5)Tax adjustment for fiscal 2021 includes $175 million for the impairment of the German deferred tax asset via a valuation allowance, $9 million for tax expense relating to the U.S. Public Sector business (“USPS”) spin-off, offset by $35 million tax benefit related to the held for sale classification of the Healthcare Provider Software business, and $7 million tax benefit related to prior restructuring charges. The German tax asset was created from multiple periods of losses in Germany that, if not for certain non-GAAP adjustments of restructurings, pension mark to market loss, and impairments, would not have required the asset to be impaired and a valuation allowance established. Tax adjustments for fiscal 2020 includes tax expense related to prior restructuring charges.

Non-GAAP Results

A reconciliation of reported results to non-GAAP results is as follows:

	Three Months Ended March 31, 2021
(in millions, except per-share amounts)	As Reported	Restructuring Costs	Transaction, Separation and Integration-Related Costs	Amortization of Acquired Intangible Assets	Impairment Losses	Gains and Losses on Dispositions	Pension and OPEB Actuarial and Settlement Gains and Losses	Debt Extinguishment Costs	Tax Adjustment	Non-GAAP Results
Costs of services (excludes depreciation and amortization and restructuring costs)	$3,561	$—	$(2)	$—	$(190)	$—	$—	$—	$—	$3,369
Selling, general and administrative (excludes depreciation and amortization and restructuring costs)	471	—	(49)	—	—	—	—	—	—	422
(Loss) income before income taxes	(793)	110	51	116	190	42	517	41	—	274
Income tax expense (benefit)	11	17	17	26	49	(17)	115	10	(140)	88
Net (loss) income	(804)	93	34	90	141	59	402	31	140	186
Less: net loss attributable to non-controlling interest, net of tax	(6)	—	—	—	—	—	—	—	—	(6)
Net (loss) income attributable to DXC common stockholders	$(798)	$93	$34	$90	$141	$59	$402	$31	$140	$192

Effective tax rate	(1.4)%									32.1%

Basic EPS	$(3.14)	$0.37	$0.13	$0.35	$0.55	$0.23	$1.58	$0.12	$0.55	$0.75
Diluted EPS	$(3.14)	$0.36	$0.13	$0.35	$0.55	$0.23	$1.56	$0.12	$0.54	$0.74

Weighted average common shares outstanding for:
Basic EPS	254.49	254.49	254.49	254.49	254.49	254.49	254.49	254.49	254.49	254.49
Diluted EPS	254.49	258.42	258.42	258.42	258.42	258.42	258.42	258.42	258.42	258.42

	Twelve Months Ended March 31, 2021
(in millions, except per-share amounts)	As Reported	Restructuring Costs	Transaction, Separation and Integration-Related Costs	Amortization of Acquired Intangible Assets	Impairment Losses	Gains and Losses on Dispositions	Pension and OPEB Actuarial and Settlement Gains and Losses	Debt Extinguishment Costs	Tax Adjustment	Non-GAAP Results
Costs of services (excludes depreciation and amortization and restructuring costs)	$14,086	$—	$(2)	$—	$(190)	$—	$—	$—	$—	$13,894
Selling, general and administrative (excludes depreciation and amortization and restructuring costs)	2,066	—	(363)	—	—	—	—	—	—	1,703
Income before income taxes	654	551	358	530	190	(2,004)	519	41	—	839
Income tax expense (benefit)	800	92	87	121	49	(920)	115	10	(142)	212
Net (loss) income	(146)	459	271	409	141	(1,084)	404	31	142	627
Less: net income attributable to non-controlling interest, net of tax	3	—	—	—	—	—	—	—	—	3
Net (loss) income attributable to DXC common stockholders	$(149)	$459	$271	$409	$141	$(1,084)	$404	$31	$142	$624

Effective tax rate	122.3%									25.3%

Basic EPS	$(0.59)	$1.81	$1.07	$1.61	$0.55	$(4.27)	$1.59	$0.12	$0.56	$2.46
Diluted EPS	$(0.59)	$1.79	$1.06	$1.59	$0.55	$(4.22)	$1.57	$0.12	$0.55	$2.43

Weighted average common shares outstanding for:
Basic EPS	254.14	254.14	254.14	254.14	254.14	254.14	254.14	254.14	254.14	254.14
Diluted EPS	254.14	256.86	256.86	256.86	256.86	256.86	256.86	256.86	256.86	256.86

	Three Months Ended March 31, 2020
(in millions, except per-share amounts)	As Reported	Restructuring Costs	Transaction, Separation and Integration-Related Costs	Amortization of Acquired Intangible Assets	Impairment Losses	Pension and OPEB Actuarial and Settlement Gains	Tax Adjustment	Non-GAAP Results
Costs of services (excludes depreciation and amortization and restructuring costs)	$3,773	$—	$—	$—	$—	$—	$—	$3,773
Selling, general and administrative (excludes depreciation and amortization and restructuring costs)	536	—	(92)	—	—	—	—	444
(Loss) income before income taxes	(3,562)	4	92	148	3,854	(244)	—	292
Income tax (benefit) expense	(61)	2	20	34	42	(51)	6	(8)
Net (loss) income	(3,501)	2	72	114	3,812	(193)	(6)	300
Less: net loss attributable to non-controlling interest, net of tax	(6)	—	—	—	—	—	—	(6)
Net (loss) income attributable to DXC common stockholders	$(3,495)	$2	$72	$114	$3,812	$(193)	$(6)	$306

Effective Tax Rate	1.7%							(2.7)%

Basic EPS	$(13.79)	$0.01	$0.28	$0.45	$15.04	$(0.76)	$(0.02)	$1.21
Diluted EPS	$(13.79)	$0.01	$0.28	$0.45	$15.00	$(0.76)	$(0.02)	$1.20

Weighted average common shares outstanding for:
Basic EPS	253.51	253.51	253.51	253.51	253.51	253.51	253.51	253.51
Diluted EPS	253.51	254.14	254.14	254.14	254.14	254.14	254.14	254.14

	Twelve Months Ended March 31, 2020
(in millions, except per-share amounts)	As Reported	Restructuring Costs	Transaction, Separation and Integration-Related Costs	Amortization of Acquired Intangible Assets	Impairment Losses	Gain on Arbitration Award	Pension and OPEB Actuarial and Settlement Gains	Tax Adjustment	Non-GAAP Results
Costs of services (excludes depreciation and amortization and restructuring costs)	$14,901	$—	$—	$—	$—	$—	$—	$—	$14,901
Selling, general and administrative (excludes depreciation and amortization and restructuring costs)	2,050	—	(318)	—	—	—	—	—	1,732
(Loss) income before income taxes	(5,228)	252	318	583	6,794	(632)	(244)	—	1,843
Income tax expense (benefit)	130	44	63	133	95	—	(51)	(33)	381
Net (loss) income	(5,358)	208	255	450	6,699	(632)	(193)	33	1,462
Less: net income attributable to non-controlling interest, net of tax	11	—	—	—	—	—	—	—	11
Net (loss) income attributable to DXC common stockholders	$(5,369)	$208	$255	$450	$6,699	$(632)	$(193)	$33	$1,451

Effective Tax Rate	(2.5)%								20.7%

Basic EPS	$(20.76)	$0.80	$0.99	$1.74	$25.91	$(2.44)	$(0.75)	$0.13	$5.61
Diluted EPS	$(20.76)	$0.80	$0.98	$1.73	$25.78	$(2.43)	$(0.74)	$0.13	$5.58

Weighted average common shares outstanding for:
Basic EPS	258.57	258.57	258.57	258.57	258.57	258.57	258.57	258.57	258.57
Diluted EPS	258.57	259.81	259.81	259.81	259.81	259.81	259.81	259.81	259.81

The above tables serve to reconcile the Non-GAAP financial measures to the most directly comparable GAAP measures. Please refer to the “About Non-GAAP Measures” section of the press release for further information on the use of these Non-GAAP measures.

Year-over-Year Organic Revenue Growth

	Fiscal Year 2021
	Q1 FY21	Q2 FY21	Q3 FY21	Q4 FY21	FY21
Total revenue growth	(7.9)%	(6.1)%	(14.6)%	(8.9)%	(9.4)%
Foreign currency	2.0%	(1.6)%	(2.3)%	(4.6)%	(1.7)%
Acquisitions	(3.8)%	(0.3)%	(0.1)%	(0.4)%	(1.1)%
Dispositions	(1.3)%	(1.8)%	6.5%	6.9%	2.6%
Organic revenue growth	(11.0)%	(9.8)%	(10.5)%	(7.0)%	(9.6)%

GIS revenue growth	(14.8)%	(9.9)%	(11.1)%	(4.8)%	(10.3)%
Foreign currency	2.4%	(1.7)%	(2.4)%	(5.0)%	(1.6)%
Acquisitions	(0.2)%	(0.2)%	—%	—%	(0.1)%
Dispositions	(0.1)%	(0.1)%	0.4%	0.5%	0.2%
GIS organic revenue growth	(12.7)%	(11.9)%	(13.1)%	(9.3)%	(11.8)%

GBS revenue growth	0.7%	(1.9)%	(18.6)%	(13.4)%	(8.5)%
Foreign currency	1.8%	(1.5)%	(2.2)%	(4.2)%	(1.6)%
Acquisitions	(8.4)%	(0.3)%	(0.2)%	(0.7)%	(2.3)%
Dispositions	(2.6)%	(3.3)%	14.0%	14.3%	5.8%
GBS organic revenue growth	(8.5)%	(7.0)%	(7.0)%	(4.0)%	(6.6)%

Sequential Organic Revenue Growth

	Fiscal Year 2021
	Q1 FY21	Q2 FY21	Q3 FY21	Q4 FY21
Total revenue growth	(6.5)%	1.2%	(5.8)%	2.3%
Foreign currency	0.8%	(3.1)%	(1.3)%	(1.6)%
Acquisitions	(0.1)%	—%	—%	(0.3)%
Dispositions	(1.0)%	(0.5)%	8.8%	—%
Organic revenue growth	(6.8)%	(2.4)%	1.7%	0.4%

GIS revenue growth	(7.1)%	(0.7)%	2.4%	0.8%
Foreign currency	1.0%	(3.3)%	(1.5)%	(1.8)%
Acquisitions	—%	—%	—%	—%
Dispositions	(0.1)%	(0.1)%	0.4%	0.1%
GIS organic revenue growth	(6.2)%	(4.1)%	1.3%	(0.9)%

GBS revenue growth	(5.8)%	3.1%	(14.3)%	4.1%
Foreign currency	0.6%	(2.6)%	(1.1)%	(1.3)%
Acquisitions	(0.1)%	—%	—%	(0.8)%
Dispositions	(2.3)%	(0.7)%	17.5%	—%
GBS organic revenue growth	(7.6)%	(0.2)%	2.1%	2.0%

EBIT and Adjusted EBIT

	Fiscal Year 2021
(in millions)	Q1 FY21	Q2 FY21	Q3 FY21	Q4 FY21	FY21
Net (loss) income	$(199)	$(246)	$1,103	$(804)	$(146)
Income tax (benefit) expense	(26)	(60)	875	11	800
Interest income	(23)	(25)	(28)	(22)	(98)
Interest expense	106	96	82	77	361
EBIT	(142)	(235)	2,032	(738)	917
Restructuring costs	72	265	104	110	551
Transaction, separation, and integration-related costs	110	101	96	51	358
Amortization of acquired intangible assets	148	152	114	116	530
(Gain) loss on dispositions	—	—	(2,046)	42	(2,004)
Pension and OPEB actuarial and settlement losses	2	—	—	517	519
Impairment losses	—	—	—	190	190
Debt extinguishment costs	—	—	—	41	41
Adjusted EBIT	$190	$283	$300	$329	$1,102

Adjusted EBIT margin	4.2%	6.2%	7.0%	7.5%	6.2%
EBIT margin	(3.2)%	(5.2)%	47.4%	(16.8)%	5.2%

	Fiscal Year 2020
(in millions)	Q1 FY20	Q2 FY20	Q3 FY20	Q4 FY20	FY20
Net income (loss)	$168	$(2,115)	$90	$(3,501)	$(5,358)
Income tax expense (benefit)	38	116	37	(61)	130
Interest income	(30)	(67)	(33)	(35)	(165)
Interest expense	91	104	93	95	383
EBIT	267	(1,962)	187	(3,502)	(5,010)
Restructuring costs	142	32	74	4	252
Transaction, separation, and integration-related costs	105	53	68	92	318
Amortization of acquired intangible assets	138	151	146	148	583
Pension and OPEB actuarial and settlement gains	—	—	—	(244)	(244)
Impairment losses	—	2,887	53	3,854	6,794
Gain on arbitration award	—	(632)	—	—	(632)
Adjusted EBIT	$652	$529	$528	$352	$2,061

Adjusted EBIT margin	13.3%	10.9%	10.5%	7.3%	10.5%
EBIT margin	5.5%	(40.4)%	3.7%	(72.7)%	(25.6)%

Source: DXC Technology